December 6 , 2016

Board of Directors

Vitality Biopharma, Inc.

1901 Avenue of the Stars, 2nd Floor

Los Angeles, CA 90067

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to Vitality Biopharma, Inc. (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-1, as may be amended from time to time (the “Registration Statement”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the issuance and sale of up to 2,650,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”); (ii) warrants to purchase up to an additional 7,950,000 shares of Common Stock (the “Warrants”); and (iii) up to 7,950,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).

As the special Nevada counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the respective grants and the authorization of the issuance of the Shares, the Warrants, and such other documents as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that (i) the Shares have been duly authorized, and have been validly issued, fully paid, and non-assessable; (ii) the Warrants, when issued and sold in accordance with and in the manner described in the Registration Statement, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws affecting creditors’ rights, and subject to general principles of equity and to limitations on availability of equitable relief, including specific performance; and (iii) the Warrant Shares, when issued and paid for upon exercise of the Warrants as contemplated by the Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

100 W. Liberty Street 10th floor reno, nevada 89501 p.o. box 2670, reno, nevada 89505 775-788-2000 · FAX 775-788-2020	ATTORNEYS AT LAW www.mcdonaldcarano.com	2300 west sahara avenue Suite 1200 LAS VEGAS, NEVADA 89102 702-873-4100 FAx 702-873-9966

December 6 , 2016

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Sincerely,

/s/ McDONALD CARANO WILSON LLP
McDONALD CARANO WILSON LLP